UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

Form 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: December 5, 2004
(Date of earliest event reported)

MEDVEST HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Ohio	333-112848	31-1750092
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2231 Rutherford Road
Carlsbad, California 92008
(Address of principal executive offices and zip code)

(760) 602-4400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8"K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a"12 under the Exchange Act (17 CFR 240.14a"12)

☐ Pre"commencement communications pursuant to Rule 14d"2(b) under the Exchange Act (17 CFR 240.14d"2(b))

☐ Pre"commencement communications pursuant to Rule 13e"4(c) under the Exchange Act (17 CFR 240.13e"4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

MedVest Holdings Corporation, an Ohio corporation (the "Company"), has entered into an Agreement and Plan of Merger, dated as of December 5, 2004, by and among Smiths Medical Holdco Limited, a company formed under the laws of England and Wales ("Smiths"), Forest Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of Smiths ("Merger Sub"), each of OEP MedVest LLC, a Delaware limited liability company, Dominick A. Arena, Michael I. Dobrovic, Charles J. Jamison, Ralph E. Dickman, Jr. and Georg W. Landsberg (collectively, the "Principal Company Stockholders"), OEP MedVest LLC, as representative of the Company's stockholders and option holders (the "Representative"), and the Company (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation.

Upon consummation of the Merger, Smiths will pay consideration consisting of (i) a cash payment of approximately $625 million to the Representative on behalf of the Company's stockholders and option holders, subject to certain closing and post-closing adjustments, and (ii) the assumption of the Company's outstanding debt, which includes (a) the senior bank debt of Medex, Inc., a wholly-owned subsidiary of the Company ("Medex"), and (b) the 8-7/8% senior subordinated notes due 2013 issued by Medex (the "Notes").

Consummation of the Merger is subject to customary conditions, including the receipt of required antitrust approvals or clearances. The Merger does not require the approval of Smiths' shareholders and is not conditioned upon receipt of financing by Smiths.

In connection with the Merger Agreement, each of the Principal Company Stockholders, who together own approximately 98% of the Company's outstanding common stock, consented to the adoption of the Merger Agreement and approval of the Merger. As a result, no further stockholder action will be required to adopt the Merger Agreement or approve the Merger, and the Company will not hold a stockholders' meeting in connection with the Merger.

Also in connection with the Merger Agreement, Messrs. Arena, Dobrovic, Jamison and Dickman entered into amendments to their severance and non-compete agreements, and Dr. Landsberg entered into a service agreement. The amendments and service agreement will be effective upon consummation of the Merger. The amendments and service agreement provide that the Company will pay these employees (i) their remaining retention bonuses and non-compete fees and (ii) their 2004 fiscal year bonuses on the earliest of (a) the date the Company terminates their employment, (b) the termination of their employment for good reason or on account of their death or disability or (c) December 31, 2005, so long as they remained employed with the Company during the entire period beginning upon the consummation of the Merger and ending on December 31, 2005, and (iii) two times their annual salaries and target performance bonuses on the earliest of (a) the date the Company terminates their employment, (b) the termination of their employment for good reason or on account of their death or disability or (c) the first anniversary of the consummation of the Merger, so long as they remain employed with the Company during the entire 12-month period following the consummation of the Merger.

Smiths has indicated that, as provided in the Merger Agreement, it intends to cause the Company or one of its affiliates to commence a tender offer (the "Tender Offer") at or prior to the time of the consummation of the Merger to purchase the Notes. The Company expects that the Tender Offer will be completed after the consummation of the Merger. However, the Company can provide no assurance that the Tender Offer will be commenced or completed. Consummation of the Merger is not conditioned upon commencement or completion of the Tender Offer.

On December 6, 2004, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this report.

ITEM 9.01. Financial Statements and Exhibits

99.1     Press Release issued by the Company on December 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDVEST HOLDINGS CORPORATION

Date: December 9, 2004           /s/ Michael I. Dobrovic
Michael I. Dobrovic
Executive Vice President and Chief Financial Officer